Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of American Electric Power Company, Inc. of our report dated February 20, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2019 Annual Report, which is incorporated by reference in American Electric Power Company, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the incorporation by reference of our report dated February 20, 2020 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopoers LLP
Columbus, Ohio
November 16, 2020